Exhibit 99.1
NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Acquires Legend Hill Water System
and Receives Standard & Poor’s Reaffirmation of ‘A’ Rating

CLINTON, CONNECTICUT, September 14, 2009 – The Connecticut Water Company (CWC), a wholly owned subsidiary of Connecticut Water Service, Inc. (NASDAQ GS: CTWS), announced today that it has completed the acquisition of  the Legend Hill water system in Madison, Connecticut. The acquisition of the Legend Hill water system, allows CWC to solve water quality issues in the system and at two public schools in Madison.
The level of uranium in the Legend Hill system and at wells serving the neighboring Ryerson Elementary and Brown Middle schools in Madison had been higher than allowed by drinking water standards. Last November, when the uranium issue at the schools was announced in the news media, CWC, which already serves a portion of Madison, began looking for a solution to the uranium issue for the condominiums and the schools.
According to Eric W. Thornburg, President and CEO of CWC, a creative solution was forged through the cooperation of local and state health officials, the Board of Education, town and state government leaders and the Legend Hills Condominium Association. Mr. Thornburg states, “CWC was able to purchase the Legend Hills system for one dollar, install a treatment system to address the uranium issue and then connect the Ryerson and Brown schools to the treated water supply. This project highlights the company’s commitment to finding cost-effective solutions to water quality problems in our communities. The fact that we were able to solve this issue in about nine months from start to finish is a testament to the dedication of all parties involved.” The uranium treatment system and piping to the schools were operational by the start of the school year.
CWC’s investment in the uranium treatment equipment and the pipes to serve the schools was about $400,000, and there was no cost to the Condominium Association or the Town of Madison. Without the acquisition of the Legend Hill system, the cost for an extension of a water main from CWC’s nearest system to the schools was estimated at $5 million.
The acquisition means the Legend Hill Condominium Association and the two schools are now customers of CWC, and are the equivalent of 120 single family residential customers.
Also, on August 28, 2009, Standard & Poor’s Ratings Service reaffirmed its ‘A’ corporate credit rating on Connecticut Water Service, Inc. and The Connecticut Water Company. The excellent credit rating is based on S&P’s expectation of adequate and timely rate relief in 2010 and that the Company will maintain its strong financial profile.

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Contact:
Daniel J. Meaney, APR
Director of Corporate Communications
(860) 669-8630 x3016
dmeaney@ctwater.com

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.